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                                                                Exhibit 23(g)
                                                                -------------


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of
Park National Corporation Form S-4 (File No. 333-     ) of our report, which
includes an explanatory paragraph regarding the change in method of accounting for income taxes and for certain investment securities in 1993, dated January 18, 1994 on our audits of the consolidated financial statements of Park National Corporation and Subsidiaries as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992, and 1991, which report is incorporated by reference in this Form S-4. We also to the reference to our firm under the caption "Experts".

                                /s/ Coopers & Lybrand L.L.P.
                                COOPERS & LYBRAND L.L.P.


Columbus, Ohio
January 23, 1997